Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of ShiftPixy, Inc. (the “Company”) on Form S-1 of our report dated December 13, 2019, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audits of the consolidated financial statements of ShiftPixy Inc. as of August 31, 2019 and 2018 and for each of the two years ended August 31, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY 10017

March 27, 2020